EXHIBIT 15



Reading & Bates Corporation:


     We are aware that Reading & Bates Corporation has incorporated by reference in this Registration Statement its Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994, which includes our report dated April 20, 1994 covering the unaudited interim financial information for the quarter ended March 31, 1994, our report dated July 19, 1994 covering the unaudited interim financial information for the quarter ended June 30, 1994 and our report dated October 18, 1994 covering the unaudited interim financial information for the quarter ended September 30, 1994, respectively contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the Registration Statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.


/s/ARTHUR ANDERSEN LLP

Houston, Texas
November 2, 1994